PERELLA WEINBERG
PARTNERS GROUP LP
Global Code of Employee Conduct

12/1/2016

ARTICLE I. INTRODUCTION
This Global Code of Business Ethics and Conduct (the “Code”) applies to all partners, officers, and employees of Perella Weinberg Partners Group LP and its affiliated companies (herein referred to as “Perella Weinberg Partners” or the “Firm”). It also applies to consultants, contractors, temporary personnel and other service providers designated by Compliance (in light of the nature of their work and their potential access to confidential information and to other property and assets of the Firm). All such persons are referred to herein as “personnel,” “access persons” or “you.” The Code applies to all of our business activities and decisions on behalf of the Firm, as well as to our personal activities and conduct that could have an impact on the Firm or on its clients and investors.
It is imperative that we observe high ethical standards and be focused at all times on compliance – only by doing so can we maintain the trust of our clients and investors, regulators and the public, and in turn protect the Firm’s reputation, our most valuable asset. Ethics and compliance are about “doing the right thing,” and it is the personal responsibility of each and every one of us to be familiar with the Code and to abide by the letter and spirit of the Code at all times.
The Code does not and cannot address every ethical, legal or regulatory issue you may encounter – you should exercise good judgment, common sense and integrity and, when in doubt as to the appropriate course of action in a particular situation or as to how the Code or Firm policy applies to your particular business unit, you should consult your supervisor and/or Compliance for guidance.
In addition to the Code, you are expected to be familiar with and to abide by applicable laws relating to the conduct of the Firm’s business, including U.S. federal and state securities laws, the provisions of the compliance manual applicable to the particular Perella Weinberg Partners entity for which you work (for example, Perella Weinberg Partners LP (a U.S. advisory firm), Perella Weinberg Partners UK LLP (a U.K. advisory firm) Tudor, Pickering, Holt & Co. Advisors, LLC (a U.S. advisory firm), Tudor, Pickering, Holt & Co. Securities, Inc. (a U.S. advisory and securities firm), Tudor, Pickering, Holt & Co. International, LLP (a U.K. advisory and securities firm) or the U.S. or U.K. asset management businesses (the “Compliance Manual”), as well as all other policies and procedures that the Firm may issue from time to time and that apply to you (“Other Policies”).
The Firm requires, as a condition of your partnership or employment, that you acknowledge your receipt and understanding of the Code, the appropriate Compliance Manual and Other Policies, and that you agree to adhere to them. You will also be asked annually to certify your compliance with the Code, the appropriate Compliance Manual and Other Policies.
Failure to comply with applicable laws, the Code, the appropriate Compliance Manual and Other Policies may subject you to disciplinary action, including termination of partnership or employment, regulatory actions and civil or criminal penalties.

You are strongly encouraged to raise questions concerning any of the policies or requirements described herein. The Code and its contents are the sole property of the Firm. By receiving a copy you agree, among other things, not to reproduce it or disclose its contents to anyone outside of the Firm without the express prior consent of the Firm.
Note: The Code, the Firm’s appropriate Compliance Manuals and Other Policies are subject to continuous review, and the Firm will issue new policies and procedures and updates from time to time. It is your responsibility to ensure that you read and understand any new policies and procedures and updates from time to time. None of the Code, the Compliance Manuals, or the Firm’s Other Policies create any contractual right to partnership or employment, partner or employee benefits or other terms and conditions of partnership or employment. Please note also that Firm management and Legal & Compliance may from time to time vary and grant exceptions to, provisions of the Code, the Compliance Manuals and the Firm’s Other Policies, and that Legal & Compliance may, as appropriate, consult with others at the Firm, including your supervisor, concerning your proposed activities.

ARTICLE II. PARTNER AND EMPLOYEE CONDUCT

A	PERSONAL CONFLICTS OF INTEREST
General Principle. It is your responsibility to act in the best interests of Perella Weinberg Partners and its clients and investors at all times. Therefore, you may not engage in personal activities that conflict with the interests of the Firm or its clients or investors or that may jeopardize the Firm’s reputation, and you may not allow your business responsibilities to be influenced, or appear to be influenced, by personal interests. In addition, it is important to bear in mind that when you are performing work for a U.S. Government entity, such as the Department of the Treasury, or the Firm’s U.S. asset management entities, Perella Weinberg Capital Management LP or TPH Asset Management, LLC (referred to collectively as, “PWPCM”), additional conflict of interest provisions or duties may apply. You must promptly disclose to your supervisor and/or Compliance any situation that may present a conflict or the appearance of a conflict, so that appropriate action (including the adoption of safeguards) may be taken to address any actual or suspected conflict.
Fiduciary Duty. As noted above, PWPCM owes a fiduciary duty to its clients. When you perform work for PWPCM it is your responsibility to act in accordance with this overarching duty to clients, which includes, among other things:
•	The duty at all times to place the interests of clients first;
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The requirement that all personal securities transactions be conducted in such a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility; and

•	The principle that information concerning the identity of security holdings and financial circumstances of clients be maintained in confidence.
Examples of Personal Conflicts of Interest. A personal “conflict of interest” occurs when a personal interest interferes, or gives the appearance of interfering, with the interests of the Firm or its clients or investors. It is impossible to foresee every potential conflict of interest that could arise; however, the following are examples of activities, relationships or situations that may raise a personal conflict of interest and, in some instances, could be a violation of laws or regulations:
•	having a personal or family interest in a transaction involving the Firm;
•	having a personal or family interest in a competitor, supplier, client or investor of the Firm, or in a company with which the Firm seeks to do business or that seeks to do business with the Firm;

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taking personal advantage of a business opportunity that the Firm could reasonably be expected to be interested in, whether or not the opportunity was discovered through your use of Firm property, information or position;

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 using confidential information of the Firm or its clients or investors for one’s personal benefit or that of others, for example, to purchase the securities of a client (you should also refer to the Firm’s Personal Trading Accounts Policy);

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engaging in an outside business activity, such as serving as an employee or director of another company, that directly or indirectly could have an impact on your job responsibilities or on the Firm’s interests (you should also refer to Article II, Section E of this Code); and

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acceptance by you or a family member of a gift of more than nominal value from an existing or potential supplier, client or investor of the Firm (you should also refer to Article II, Section G of this Code).

You should always ask yourself whether the personal relationship in question could influence or appear to influence any business decisions or interfere with your job responsibilities or duties to a client or investor, or whether, if the situation became public knowledge, you or the Firm, or a client or investor of the Firm, could be embarrassed. If the answer to any of these questions is “yes,” there exists a potential conflict of interest, which must be promptly disclosed to your supervisor and/or Compliance.
Disclosure of Potential Conflicts of Interest. You must promptly disclose to your supervisor and/or Compliance any personal activity, financial interest or relationship that could present a conflict or the appearance of a conflict with the interests of the Firm or its clients or investors, and — if in doubt — you should consult with your supervisor and/or Compliance. The Firm will then be in a position to take appropriate steps to address any potential conflict of interest.
B	CONFIDENTIAL INFORMATION; INFORMATION BARRIERS
Perella Weinberg Partners has adopted the Global Policies on Use of Confidential  Information, which are available on the Firm’s Intranet (including the TPH Employee Portal). You are expected to read, understand and comply in full with these policies and procedures. The following is intended as only a general statement of the Firm’s policies and procedures regarding the handling and use of confidential information and regarding the information barriers established by the Firm.
The proper handling of confidential information is very important to our business. Our clients and investors expect that any information they disclose to us in confidence will be safeguarded and used in an appropriate manner. A failure to observe client and investor confidentiality may constitute a breach of this Code, other Firm policies or procedures, or laws or regulations, and may result in serious damage to the Firm and its reputation.

In light of the sensitive nature of the services we provide our clients and investors and the legal and regulatory environment in which we operate, we must be particularly vigilant to use and handle confidential information properly and to share it with others — whether inside or outside the Firm — on a need-to-know basis. Accordingly, it is important that you observe the restrictions on the flow of confidential information that are set out in these policies and procedures or are otherwise communicated to you.
In particular, but without limitation, you should be aware of and observe policies and procedures established by the Firm concerning “information barriers.” These “barriers” are used to restrict, manage and control the flow of confidential information between the advisory, securities and asset management businesses (and at times within these businesses). These information barriers may include, but are not limited, to: (i) our use of separate legal entities to conduct the advisory, securities and asset management businesses, (ii) physical arrangements, such as the restriction of access to certain areas of the Firm’s premises and operations, (iii) the segregation of electronic and other data, (iv) the segregation of duties and reporting lines and (v) policies and procedures designed to manage confidential information and to control, prevent and monitor the transmission of confidential information across business lines or business entities, such as the Global Watch/Grey and Restricted Lists, which are described in greater detail in the Global Policies on Use of Confidential Information.
It is important to remember that “confidential information” is a broad concept. Generally, “confidential information” may relate to or be obtained from clients or investors (or potential clients or investors) of the Firm or other third parties, or it may instead consist of proprietary information belonging to the Firm itself (for example, the Firm’s business plans, financial information, ideas for new products and services, information relating to its partners and employees or to organizational matters, etc.). Confidential information includes information that the Firm generates during the course of its work for a client or an investor. Confidential information also includes “material, non-public information” or “inside information,” which is subject to legal and regulatory prohibitions on insider trading and information offenses. Although the specifics of the law (including how “inside information” or “insider dealing” is defined) may differ from country to country, the underlying principles remain the same: in general, it is a violation of the law to trade (and to assist and encourage or procure another person to trade) while in possession of material, non-public or inside information or, except in certain specified circumstances, to disclose that information to another person. “Confidential information” is described in greater detail in the Firm’s Global Policies on Use of Confidential  Information.
If you have any questions about the Global Policies on Use of Confidential Information, you should consult with your supervisor and/or Compliance.
C	PERSONAL TRADING ACCOUNTS
Perella Weinberg Partners has adopted a Personal Trading Accounts Policy, which is available on the Firm’s Intranet (including the TPH Employee Portal), to promote compliance with applicable laws and regulations, to prevent and manage conflicts of interest and to avoid creating even the appearance of impropriety. This policy contains forms (or explanations on how to utilize ComplySci) to be used by you to report your personal trading accounts and to request approval to engage in certain transactions. You must comply with the requirements of the Personal Trading Accounts Policy, and seek guidance or clarification from Compliance whenever a question or concern arises. The following is intended only as a general discussion of the Personal Trading Accounts Policy – you should refer to the policy itself for an understanding of its specific provisions.
The Personal Trading Accounts Policy states the following very important principle: under no circumstances may you engage in securities transactions (or advise, encourage or procure others to do so) (i) when in possession of “material, non-public information” or “inside information,” (ii) that is based on, “front run” or mirror trading or other activities of the Firm or its clients or investors, (iii) if the proposed transaction is otherwise in conflict with the interests of the Firm or its clients or investors, or (iv) if the proposed transaction would breach any laws or regulations to which you or the Firm are subject, including insider trading or dealing laws. (You should also refer to the Firm’s Global Policies on Use of Confidential Information for a discussion of “material, non-public information” and “inside information.”)
The Personal Trading Accounts Policy provides that, subject to limited exceptions, you may not engage in transactions in the stocks of individual companies (including securities derivative of, relating to or convertible into such stocks, such as options, warrants and futures), unless such transactions occur in managed accounts (i.e., accounts where you do not, directly or indirectly, influence, direct or effect specific investment decisions). In addition, the Personal  Trading Accounts Policy provides that you may not acquire any security in an initial public offering.
Do not hesitate to contact Compliance if you have any questions about the scope or operation of the Personal Trading Accounts Policy.
Related Policy. Personal investments in private investments (such as investments in hedge funds and limited partnerships) are separately addressed in Article II, Section D of this Code.
D	PRIVATE INVESTMENTS
General Principle: You must disclose all private investments you hold at the time you commence your employment or association with the Firm. You also must obtain the prior written approval of your supervisor and Compliance before making a personal investment in private investments. The Firm, in its sole discretion, may approve or disapprove any proposed investment in a private investment. Such an investment may not be approved if it presents an actual or potential conflict with the interests of the Firm or its clients or investors. In addition, you may not directly or indirectly effect specific investment decisions of the private investment.
“Private Investment” means a private equity or debt interest or other form of investment opportunity not made available to the general public and exempt from registration under the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder. Private investments include, without limitation, investments in hedge funds, oil and gas ventures, real estate syndicates, limited partnerships, private investment partnerships, private placements, private equity funds or similar vehicles.

“Personal Investment” means an investment (i) in your name (or in which you have a beneficial interest), (ii) in the name of your spouse or domestic partner (or in which your spouse or domestic partner has a beneficial interest), (iii) in the name of (or in which a beneficial interest is held by) your minor children or any other related person residing in the same household as you, (iv) for which you are the trustee or fiduciary, and (v) any other investment that you, directly or indirectly, control, manage or influence.
Pre-Approval of Private Investments. You must, using a form that may be obtained from Compliance or via the ComplySci system, obtain the prior written approval of your supervisor and Compliance before making a personal investment in a private investment (or making an additional capital commitment to a private investment). You must at such time disclose all actual or potential conflicts of interest known to you. Your supervisor and Compliance have sole discretion to approve or disapprove your proposed investment. Compliance will advise you of the Firm’s approval or disapproval of your proposed personal investment, and the Firm may attach specific conditions to its approval.
Related Policy. You should refer to the Firm’s Personal Trading Accounts Policy regarding securities accounts and transactions in securities. Investments in private investment will generally be required to be reported under the Personal Trading Accounts Policy.
E	OUTSIDE ACTIVITIES
General Principle: You must disclose all activities outside of Perella Weinberg Partners in which you are involved at the time you commence your employment or association with the Firm. These items may be disclosed utilizing a form available from Compliance or via the ComplySci system. Generally, you may not engage in certain activities outside the scope of your work for Perella Weinberg Partners, and exceptions may be granted only upon the prior written approval of your supervisor and Compliance. You must at such time disclose all actual or potential conflicts of interest known to you.
“Outside Activity” means any of the following:
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employment by, or acceptance of compensation from, a person or organization other than Perella Weinberg Partners as a result of a business activity (other than a passive investment) outside the scope of your relationship with the Firm;

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service as a director, advisory director, trustee, officer, or investment or financial committee member of (or service in a similar capacity for) any company or other organization not formally affiliated with Perella Weinberg Partners, whether publicly traded or privately held;

•	serving or seeking to serve, in a public or civic office, whether elected or appointed, or in a formal position on a political campaign or other political committee; or
•	any other activity (i) that may present a conflict with your duties to the Firm or its clients or investors, or may affect or reflect upon the Firm’s reputation or public standing, or (ii) where you propose to use the Firm’s name in connection with, or it is likely that the Firm’s name will be associated with, that activity.
Note: You need not be compensated for an outside activity to be covered by this policy.
Pre-Approval of Outside Activities. You must obtain the prior written approval of your supervisor and Compliance before engaging in covered outside activities. You must at such time disclose all actual or potential conflicts of interest known to you. Your supervisor and Compliance have sole discretion to approve or disapprove your proposed outside activity.
Compliance will advise you of the Firm’s approval or disapproval of your proposed activity, and the Firm may attach specific conditions to its approval.
Related Policies. You should also refer to Article II, Section D of this Code and Article V, Section E of this Code.
F	GIFTS AND BUSINESS ENTERTAINMENT; CHARITABLE CONTRIBUTIONS AND SPECIAL RULES FOR GOVERNMENT OFFICALS AND EMPLOYEES
General Principle: Perella Weinberg Partners competes for business on the basis of providing the best professional services — gifts and business entertainment may not be used to obtain business. These activities, to the extent permitted, should therefore be for the purpose of building and fostering legitimate relationships between the Firm and others with whom we do business. In general, you may not provide or accept gifts or business entertainment likely to conflict with this basic principle, that create an appearance of impropriety or that are otherwise in conflict with this policy on gifts and business entertainment. Please note that a payoff or payment of any kind (including gifts or business entertainment) to someone for the purpose of improperly obtaining or retaining business may constitute bribery; a violation of law or regulation.
You should also note that gifts and business entertainment to government officials or government employees are highly regulated and often prohibited and must therefore always be approved in advance by Compliance, regardless of the monetary value of the gift or entertainment.
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“Gift” means a gift, favor, gratuity, payment, inducement or similar transfer of value. A “gift” does not include “business entertainment,” which is defined below. Except in cases where government officials or employees are involved, “gifts” also do not include items of de minimis value (e.g., pens, notepads or modest desk ornaments) or promotional items of nominal value (i.e., substantially less than $100 or the equivalent) that display a firm’s logo (e.g., umbrellas, tote bags or shirts). In addition, and except in cases where government officials or employees are involved, “gifts” generally do not include customary Lucite tombstones, plaques or other similar solely decorative items commemorating a business transaction.

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“Business Entertainment” means entertainment in the form of any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose, as well as any transportation and/or lodging accompanying or related to the activity or event (excluding local transportation), including such entertainment offered in connection with an educational event or business conference, where the provider of the entertainment accompanies and participates with the recipient of the entertainment, whether or not business is conducted during, or is considered attendant to, the event. Note: Firm policy requires that the provider of the entertainment accompany or participate with the recipient of the entertainment, such as a sports event; otherwise such entertainment may be deemed a “gift” and therefore be subject to lower permissible value limits.

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This policy covers gifts and business entertainment given to or received from partners, members, directors, officers, employees, agents or representatives of clients or investors of the Firm, potential clients or investors of the Firm, brokers or other service providers, vendors to the Firm, or others with whom we are doing or intend to do business. This policy applies regardless of whether you are reimbursed by the Firm for gifts or business entertainment you provide. If you have any doubt whether a particular gift or business entertainment is subject to this policy, you should consult your supervisor and/or Compliance before giving or receiving such a gift or business entertainment.

Generally. You may not provide gifts or business entertainment to a person if it is (i) intended or likely to cause that person to act in a manner inconsistent with the best interests of his employer or of a client or investor of the Firm, (ii) improper or likely to create an appearance of impropriety, (iii) known to you to be prohibited by policies of that person’s employer, (iv) likely to conflict with the duties owed by Perella Weinberg Partners to its clients and investors, or (v) illegal. Business entertainment is improper, for example, if inconsistent with good business practices or standards of the financial services industry, if excessive or overly frequent, or if likely to embarrass the Firm should it be publicly disclosed.
Gifts. The value of all gifts given by you and others at the Firm to any one individual may not exceed U.S. $100 (U.K. £100) in any particular calendar year. In general, gifts are valued at the higher of cost or market value, exclusive of tax and delivery charges. No gifts of cash or the equivalent may be provided. Special limits apply in the case of government officials or employees and advance approval for gifts to such persons is always required.
Each business (e.g., advisory and asset management) will maintain a register of gifts given by Firm personnel. In order to keep the gift register up to date, you must promptly report to your respective business’ CCO (as identified in Schedule 1 to this Code the “Designee”) (or via the ComplySci system) the name of the recipient, your relationship with the recipient, the firm(s) with which the recipient is employed or associated, a description of the gift, and the value of each gift that you provide. If you propose to provide a gift to someone, and if you have reason to believe that another partner or employee of the Firm may already have provided a gift to that same person during the current calendar year, you should first check with the Designee to ensure that the value of your proposed gift (together with the value of all other gifts provided to that same person during the current calendar year) does not exceed U.S. $100 (U.K. £100). Compliance will periodically review the register of gifts given by Firm personnel to ensure compliance with these policies. Failure to follow the principles underlying the Policies may result in, among other things, the reimbursement of the gift being rejected, disciplinary action, including termination of partnership or employment, regulatory actions or criminal penalties.
Where the proposed recipient of the gift is both a business acquaintance and a relative or close personal friend, you should consult Compliance about how to comply with this prohibition.
Business Entertainment. Business entertainment should be ordinary, usual and reasonable; it should not be lavish, excessive or of a nature, frequency or amount that would result in embarrassment to the Firm should the business entertainment be disclosed in the media (for example, there are certain venues where it is inappropriate to entertain clients or investors, and you should not entertain any one client or investor regardless of venue on a frequent basis). Each business entertainment event must be reported to the Designee for inclusion in a register. As a general matter, business entertainment events that exceed U.S. $250 (U.K. £250) per person are discouraged. Personnel must obtain pre-approval from their Supervisor in the United States or the Chief Operating Officer in the United Kingdom in instances in which (i) the non-meal portion of the related business entertainment event is expected to exceed U.S. $250 (U.K. £250) per person (excluding local transportation costs) or (ii) the total cost of the business entertainment event may exceed U.S. $5,000 (U.K. £5,000). Personnel also must obtain approval from their supervisor for any business entertainment meal expected to exceed U.S. $250 (U.K. £250) per person.
The Designee of each business will maintain a register of business entertainment provided by Firm personnel. In order to keep the business entertainment register up to date, you must promptly report to the Designee the name of the recipient(s), your relationship with the recipient, the firm(s) with which the recipient is employed or associated, a description of the business entertainment, and the approximate value of the business entertainment that you provide. Compliance will periodically review the business entertainment register given by Firm personnel to ensure compliance with these policies. Failure to follow the principles underlying the Policies may result in, among other things, the reimbursement of any business entertainment being rejected, disciplinary action, including termination of partnership or employment, regulatory actions or criminal penalties.
Government Officials. Gifts and business entertainment to government officials and employees, including officials and employees of state-owned or controlled commercial enterprises, are highly regulated and often prohibited. You must consult with and obtain the prior written approval of Compliance before offering any gifts, items of value or business entertainment to government officials or employees. (You should also refer to Article V, Section B of this Code, and Article V, Section E of this Code.)
G	ACCEPTING GIFTS AND BUSINESS ENTERTAINMENT
Generally. You may not solicit or accept gifts or business entertainment from a person or organization that conducts or seeks to do business with Perella Weinberg Partners if it is (i) intended or likely to cause you to make a decision other than on the merits, or to act in a manner inconsistent with the best interests of the Firm or its clients or investors, (ii) improper or likely to create an appearance of impropriety, (iii) likely to conflict with the duties owed by the Firm to its clients and investors, or (iv) illegal. Particular business entertainment is improper, for example, if inconsistent with good business practices or standards of the financial services industry, if overly frequent, or if likely to embarrass the Firm should it be publicly disclosed. You should also be sensitive to the negative appearance that may be created by your receipt of excessive or overly frequent gifts and business entertainment from the same person or company, even if you have complied with the specific provisions of this policy. In addition, where the U.S. Government is a client of the Firm, you may not solicit or accept gifts or business entertainment from a person or organization that you know is seeking official action from the U.S. Government that is or may be related to the Firm’s work for the U.S. Government, or from a person or organization that has an interest which may be substantially affected by the Firm’s work for the U.S. Government.
Gifts. You may accept infrequent gifts from a person or organization that conducts or seeks to do business with the Firm if (i) non-cash in nature and (ii) of nominal value. Examples include mugs, tote bags, hats, etc. You are strongly discouraged from receiving any gifts of greater than U.S. $100 value (U.K. £100), and are required to promptly report to the Designee (or via the gift log on the ComplySci system) your receipt of any such gift. Thereafter, (i) you may be asked to return the gift, (ii) the gift may become the property of the Firm and/or donated to charity or (iii) Compliance, upon consultation with your supervisor, may permit you to retain the gift. It may also be improper for a member of your family to receive a gift of more than nominal value from a person or organization that conducts or seeks to do business with the Firm, and you must consult Compliance if you are aware of any such gift.
Where the person providing the gift is a relative or close personal friend, you should consult Compliance about how to comply with this prohibition.
Business Entertainment. You may accept ordinary, usual and reasonable business entertainment so long as (i) such business entertainment is not lavish, excessive or of a nature, frequency or amount that would result in embarrassment to the Firm should the business entertainment be disclosed in the media (for example, there are certain venues that are inappropriate and you should not be entertained by any one person or company on a frequent basis) and (ii) the provider of the business entertainment accompanies and participates with you. Each such business entertainment event must be reported promptly to the Designee. In addition, any receipt of business entertainment (i) that is expected to have a value greater than U.S. $250 per person (excluding local transportation costs) or (ii) the total cost of which is expected to exceed U.S. $2,500, must be pre-approved by your supervisor (after consultation with Compliance).
Register. Business units should maintain a register of gifts and business entertainment received by Firm personnel. In order to keep the gift and business entertainment register up to date, you must promptly report to the Designee (or via the gift log on the ComplySci system) the name of the provider, your relationship with the provider, the firm(s) with which the provider is employed or associated, a description of the gift or business entertainment received and the approximate value of the gift or business entertainment received. Compliance will periodically review the gifts and business entertainment register to ensure compliance with these policies. Failure to follow these Policies may result in your being required to reimburse the provider of such gift or business entertainment, disciplinary action, including termination of partnership or employment, regulatory actions or criminal penalties.

Charitable Contributions. You should obtain the prior written approval of the Chief Financial Officer and Compliance before making a charitable contribution on behalf of the Firm or that is to be paid for or reimbursed by the Firm.
H	RESPECT FOR THE INDIVIDUAL: EQUAL OPPORTUNITY, NON-DISCRIMINATION AND ANTI-HARASSMENT, HEALTH AND SAFETY
General Principle. Perella Weinberg Partners strives to maintain a respectful, professional and dignified work environment. We should treat one another and those with whom we do business honestly, fairly and with respect. The Firm aims to achieve equal opportunity for all partners, employees and prospective partners and employees. Decisions relating to opportunities at the Firm, including but not limited to decisions to hire, compensate, assign and promote individuals, should be based on merit and job-related requirements, without regard to race, religion, national origin, marital status, sexual orientation, age, disability, veteran status or other characteristic protected by law.
Non-Discrimination; Anti-Harassment. Perella Weinberg Partners does not tolerate any form of discrimination based on race, religion, national origin, marital status, sexual orientation, age, disability, veteran status or other characteristic protected by law. We also do not tolerate sexual, racial or other forms of harassment and intimidation, whether on Firm premises or otherwise in connection with Firm business, and whether committed by or against a supervisor, co-worker, client, investor, vendor or visitor. Sexual harassment, which is among the forms of discrimination prohibited by the Firm, includes unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature when (i) submission to the conduct is made explicitly or implicitly a condition of employment, (ii) submission to or rejection of the conduct is used as the basis for employment decisions, or (iii) the conduct creates an intimidating, offensive or hostile work environment or has the purpose or effect of unreasonably interfering with someone’s work performance.
Use of Firm’s Information Technology Systems. You may not use the Firm’s e-mail, telecommunications or other information technology systems for inappropriate purposes, for example, to send material of a sexual nature or material containing racial or ethnic slurs or other material of a harassing, offensive or lewd nature. (You should also refer to Article II, Section J of this Code.)
Health and Safety. The Firm strives to comply with relevant health and safety laws. The Firm also does not tolerate the use of illegal drugs, the inappropriate use of alcohol or violence of any kind on Firm premises or in connection with Firm business.
Trafficking in Persons. The United States Government has adopted a zero tolerance policy regarding trafficking in persons. The Firm and its employees shall not engage in trafficking in persons, procure commercial sex acts, or use forced labor. Actions will be taken against employees for violations of this policy. Such actions may include, but are not limited to, removal from the performance of a government contract, reduction in benefits, demotion, or termination of partnership or employment.

Reporting and Investigating Misconduct. You should immediately notify your supervisor, Human Resources and/or Compliance, as appropriate, if you believe that you or another person is the subject of workplace or work-related discrimination, harassment or other inappropriate conduct. Firm policy prohibits retaliation against any person who, in good faith, reports an incident of misconduct. We will, as appropriate, promptly investigate allegations of misconduct, and anyone found to have violated this policy is subject to discipline, up to and including termination of partnership or employment. Furthermore, a supervisor who receives a complaint of unlawful discrimination, harassment or other inappropriate conduct and fails to notify Human Resources and/or Compliance may also be disciplined. (You should also refer to Article VI of this Code.)
I	PROPERTY AND ASSETS OF THE FIRM; INTELLECTUAL PROPERTY
General Principle. It is your responsibility to safeguard for the Firm’s sole benefit the property and assets of the Firm that are under your control, and you may not misuse, misappropriate or be careless or wasteful with them. You are expected to use them for proper business purposes and in a manner consistent with this Code, Firm policies and applicable law and regulations. Upon termination of your partnership with or employment by the Firm, you must promptly return to the Firm all computers, Blackberrys, PDAs, credit cards, ID cards and other property provided to you by the Firm.
Intellectual Property of the Firm. The Firm owns all intellectual property that you create in connection with you being a partner, officer or employee of, or under contract to, the Firm, including but not limited to (i) research and development, software, improvements, methods and processes, know-how, compositions, works, concepts, designs, ideas, prototypes, models, samples, writings, notes, custom fields, custom calculations and patent applications; (ii) financial information, investments, investment positions, products, business, marketing and advertising strategies, spreadsheets, analyses, costs, pricing, trade secrets, sources, computer codes and programs, business methodologies and processes, and databases; and (iii) lists of actual or potential customers or investors, personnel and business relationships, systems, training manuals, policies and procedures, and any other non-public information of the Firm. Your acknowledgement and agreement to this Code confirms your assignment of any rights, title and interest you may have to the intellectual property referenced in this Section.
Intellectual Property of Other Parties. It is the policy of the Firm to respect the intellectual property of other parties, and thus you should not copy, distribute or otherwise make unauthorized use of the intellectual property of another person, including any former employers. You should consult with Compliance if you have any questions regarding your proposed use of another party’s intellectual property, for example, to determine whether the Firm is licensed to use that property.
Workplace Security and Protecting the Firm’s Property and Assets. The Firm will take appropriate measures to maintain the integrity of its property and assets, maintain a safe and secure work environment and otherwise to comply with applicable legal and regulatory requirements. In this regard, please note that you should not have the same expectation of privacy in the workplace as you have at your home or elsewhere.

Definitions. “Property and assets” means tangible and intangible assets, including but not limited to intellectual property; computer hardware and software; credit cards; and office supplies and other physical property. “Intellectual property” means patents, trademarks, service marks, Internet domain names, copyrights and any material which could be copyrighted (including rights in software and hardware), moral rights, database rights, utility models, rights in know-how, confidential information, trade secrets and other intellectual property rights, whether or not registered anywhere in the world.
Related Policies. You should also refer to the Firm’s Global Policies on Confidential  Information and to Article II, Section J of this Code.
J	INFORMATION TECHNOLOGY SYSTEMS
General Principle. You are expected to use the information technology systems of Perella Weinberg Partners for appropriate business purposes and in a manner consistent with this Code, Firm policies and applicable laws and regulations. Your use of these systems should be primarily for business purposes, although limited personal use is permitted in the circumstances outlined below. To the extent permitted or required by law, the Firm may for business and/or legal and compliance purposes store, review, monitor, audit, intercept, access, copy, record and, where appropriate, disclose to regulators and other outside parties the information contained in, or your usage of, its information technology systems. You should expect that the Firm will monitor adherence to this policy.
Definitions. “Information Technology” systems include but are not limited to:
•	Computers, i.e., desk-top computers, laptops, PDAs and other computer hardware (and the software, messages and data contained therein)
•	Electronic communications, i.e., communications sent or received via e-mail, instant messaging or other electronic means
•	Internet access systems
•	Photocopy machines
•	Telecommunications systems, i.e., land and mobile telephone, voice mail, facsimile and other telecommunications systems (and the software, messages and data contained therein)
Use for Proper Purposes. You are expected to use the Firm’s information technology systems for appropriate business purposes and in a manner consistent with this Code, Firm policies and applicable laws and regulations, including without limitation its policies regarding non-discrimination and anti-harassment and confidential information. You may not use the Firm’s information technology systems to access, send, forward, create, display, print or download fraudulent, illegal, harassing, offensive or obscene material, or material that could be harmful or embarrassing to the Firm. As a practical matter, the test for whether a particular communication is proper might be, for example, whether it would be acceptable for that communication to appear (together with your name or the Firm’s name) in a newspaper.
Limited Personal Use. The information technology systems provided to you by Perella Weinberg Partners are the property of the Firm and should be used primarily to conduct the business of the Firm. You may make reasonable and limited personal use of these systems, provided your use is not excessive and does not (i) interfere with or otherwise have an impact upon the Firm’s business operations or your employment obligations, (ii) violate this Code, Firm policy or applicable laws and regulations or (iii) in the Firm’s opinion, potentially bring the Firm or its personnel into disrepute. Under no circumstances should you discuss or conduct any business of the Firm using a personal email account, or on a message board or in a non-Firm related chat room. Note: While the Firm permits limited personal use of its information technology systems, the Firm still reserves the right (as discussed below) to review and monitor any such personal use of its systems. You should not expect, nor do you have any right to, privacy with respect to your use of the Firm’s information technology systems.
Social Media. The Firm recognizes that the Internet provides unique opportunities to participate in interactive discussions and share information on particular topics using a wide variety of social media, such as Facebook, Twitter, LinkedIn, blogs and wikis. However, use of social media can pose risks to a company’s confidential and proprietary information, can expose the employers to claims of sexual or racial harassment, and can jeopardize the Firm’s compliance with business rules and laws.
To minimize these business and legal risks, to avoid loss of productivity and distraction from job performance and to ensure that the Firm’s IT resources and communications systems are used appropriately as explained below, the Firm expects all Personnel to adhere to the Firm’s Policies on Use of Social Media attached as Schedule 3 (“Social Media Policies”).
Under the Social Media Policies, you are prohibited from posting messages or engaging in interactive communications (i.e., participating in discussions or sending messages or emails through or on social media sites) on any Internet site pertaining to the business of the Firm, including LinkedIn or other professional electronic networks (“Professional Networking Sites”), unless you receive prior written approval from the Head of Communications. You may, however, make limited reference to your affiliation with the Firm on Professional Networking Sites.
During your personal time and on your own personal computer, you are not prohibited from becoming a member of and participating in interactive communications for your own personal matters and not relating to the business of the Firm as long as such activities are conducted in accordance with the Social Media Policies. The Social Media Policies are not intended to preclude or discourage discussions among Personnel about wages, terms and conditions of employment or other legally protected or required activities.
Reviewing and Monitoring of Systems. Perella Weinberg Partners has the right to store, review, monitor, audit, intercept, access, copy, record, and, where appropriate, disclose to regulators and outside parties the computer, electronic communications, Internet, telecommunications and other information technology system usage of Firm personnel and others. The Firm will exercise this right for business and/or legal and compliance purposes, including but not limited to: ensuring compliance with laws, regulations and Firm policy; enhancing the operation of the Firm’s information technology systems; promoting security and preventing viruses; producing management reports; and for disciplinary reasons. By using the Firm’s information technology systems, all users (Firm personnel and others) are deemed to have consented to these processes, including monitoring, copying, recording, accessing and disclosure.
Safeguarding of Systems; No Downloading of Unauthorized Software. It is your responsibility to take necessary and appropriate steps to prohibit unauthorized access to the Firm’s information technology systems, including, for example, selecting appropriate passwords, safeguarding your passwords and other means of entry (and not sharing them with other persons) and password protecting data on laptops or USB drives. You must also take all necessary and appropriate measures to secure and not leave unattended any laptop computer that you are using for Firm business, particularly when you are traveling, and to secure any ID tokens or USB drives you may have. It is strongly recommended that, before sending confidential documents via email, you first put them into a “zip” file and password protect or otherwise encrypt them – the Information Technology Group can assist you with these and other security measures – and that you do not transmit the password to these documents together with the documents themselves. In addition, you should not transmit unencrypted confidential information over wireless networks that are not secure. You should also refer to the Firm’s Global Policies on Use  of Confidential Information.
In the event your laptop, Blackberry, PDA, USB drive or other computer hardware is lost or stolen, you must immediately notify the Information Technology Group so they may take appropriate protective measures. To minimize the impact of such a loss or theft, you should limit the amount of data stored on laptops, PDAs, USBs and other portable equipment to what is necessary.
In addition, and to avoid damage to the Firm’s systems and to ensure compliance with copyright laws and any licensing requirements, you may not install unauthorized software (whether downloaded from the Internet or otherwise) on any information technology system of the Firm. You should consult with the Information Technology Group if you are unsure whether particular software is authorized.
Use of the Firm’s Network and Systems Only; Non-Firm Computer Equipment. Except as otherwise expressly authorized by the Chief Technology Officer or his designee or except to the extent that the Firm’s network or systems are unavailable due to a significant disruption of our business, (i) all electronic communications relating to the business of Perella Weinberg Partners must be sent and received through the Firm’s network and (ii) you may not conduct Firm business using external email accounts or instant messaging systems that are not approved by the Firm. In addition, you should take care not to connect (or allow others to connect) non-Firm computer equipment to the Firm’s network.
K	COMMUNICATIONS WITH THE MEDIA
All of our communications with the media must be truthful, balanced, accurate and complete and based on principles of fair dealing and good faith. We also need always to be thoughtful about protecting the confidences and interests of Perella Weinberg Partners and its clients and investors.
You must immediately notify the Head of Communications of any contacts that you receive from or initiate with the media. Only partners of the Firm may speak or otherwise communicate with the media — and communications with the media concerning the Firm itself (rather than, for example, specific client assignments or the general market environment) should be on “background” only (i.e., not for attribution) unless otherwise approved by the Head of Communications. You may not publish an article or similar publication without the prior written approval of your supervisor and Compliance.
Note that, due to strict legal and regulatory requirements, in addition to obtaining the approval of the Head of Communications, you must not communicate with the media or through other public forums (such as websites, newsletters, seminars or conferences) regarding any investment products offered by the Firm, especially with respect to any private investment funds, partnerships or companies, without first clearing such communications with Compliance. Also be mindful of the fact that, due to legal or regulatory constraints or to restrictions that may be imposed by the Firm at the time, you may be restricted or prohibited from providing information to or discussing particular companies, transactions or investments or securities with the media.
You should refer to the Firm’s Global Policies on Use of Confidential Information and to the compliance manual applicable to the particular Firm entity for which you work.

ARTICLE III. LICENSING, TRAINING, SUPERVISION AND MONITORING

A	LICENSING OF THE FIRM AND ITS PERSONNEL
Firm. Perella Weinberg Partners has obtained the appropriate licenses to enable it to conduct its advisory and securities businesses in the U.S., the U.K. and most other countries of Europe1 (through its U.S. and U.K. companies, Perella Weinberg Partners LP, Perella Weinberg Partners UK LLP, Tudor, Pickering, Holt & Co. Securities, Inc. and Tudor, Pickering, Holt & Co. Advisors, LLC respectively). If you wish to engage in an advisory transaction involving a client or other company located other than in the U.S. or the U.K., you must first consult with Compliance. Please also note that there are restrictions on the extent to which the Firm’s U.S. operation may solicit and do business in the U.K. or elsewhere in Europe and on the extent to which the Firm’s U.K. operation may solicit and do business in the U.S.
Likewise, the Firm will obtain any appropriate licenses to enable it to conduct its asset management business in the U.S., the U.K. and elsewhere. If you wish to solicit investors in a country other than the U.S. or the U.K., you should consult with Compliance. Please also note that there are restrictions on the extent to which the Firm’s U.S. operation may solicit investors and do business in the U.K. or elsewhere in Europe and on the extent to which the Firm’s U.K. operation may solicit investors and do business in the U.S.
Individuals. U.S. and U.K. regulations require the licensing of individuals who are engaged in certain advisory, securities, asset management and other financial services activities for the Firm, and it may be necessary to pass an exam and/or obtain an appropriate qualification in order to become licensed. If you have supervisory responsibilities, you may need to obtain an additional license. Compliance will notify you if your work for the Firm requires that you obtain a license, pass an exam and/or obtain a particular qualification.
However, whether or not you are a licensed person, you have specific regulatory obligations (relating, for example, to your dealings with clients and investors) and you are expected to follow all applicable laws and regulations to which you may become subject. You also have specific obligations to notify the Firm (which, in turn, must notify the relevant regulatory authority) of any changes in your personal information, including but not limited to: changes of your name and address; and matters that may have an impact on your licensing, such as the initiation of litigation or other proceedings against you, an investigation of you by a regulator or government agency, or your commission of a civil or criminal offense. Generally, minor traffic offenses, such as speeding and parking tickets, do not need to be reported to the Firm.
The above discussion is intended as an overview only — for more detailed information regarding licensing requirements, you should refer to the compliance manual applicable to the particular Firm entity for which you work.

1 Legal & Compliance can advise you regarding the licenses that the Firm has obtained.

B	TRAINING AND CONTINUING EDUCATION
The Firm will periodically conduct training sessions, as well as continuing education programs, on topics such as compliance and regulatory matters and business and technical skills. Your attendance and participation at such sessions is important in order for you and the Firm to meet licensing and regulatory requirements, as well as to assist you in understanding the regulations that may apply to your business activities. In addition, where your business activities require you to be familiar with a topic or issue, you are expected to seek out appropriate training opportunities, and where necessary consult with your supervisor.
The above discussion is intended as an overview only—for more detailed information regarding training and continuing education requirements, you should refer to the compliance manual applicable to the particular Firm entity for which you work.
C	SUPERVISION AND MONITORING
The Firm has established and will modify from time to time a supervisory system, comprised of written supervisory policies and procedures and/or organizational arrangements, as well as internal controls, to assist the Firm in implementing sound business management practices and meeting regulatory requirements. You must at all times follow these policies and procedures, arrangements and controls; and if at any time you are unsure of your obligations or responsibilities, or how to handle a particular question or situation, you must consult with your supervisor and/or Compliance.
Perella Weinberg Partners may monitor activities conducted and records created by you in the course of your work for the Firm.
The above discussion is intended as an overview only—for more detailed information regarding supervision and monitoring, you should refer to the compliance manual applicable to the particular Firm entity for which you work.

ARTICLE IV. BUSINESS CONDUCT: RELATIONSHIPS WITH CLIENTS

A	NEW CLIENTS AND INVESTORS; NEW BUSINESS
Before undertaking any new advisory or securities client or engagement or accepting any new asset management investor or assets, you should follow all applicable rules and procedures relating to initiating and obtaining approval for these activities, as set forth herein, in the Firm’s new business acceptance policies and procedures, and in the compliance manual applicable to the particular Firm entity for which you work. The following is intended only as an overview of these requirements.
In general, laws and regulations as well as sound business practices require the Firm to “know its customers,” to identify and verify the identity of its new clients and investors, and to conduct appropriate conflicts checks before commencing any new business or accepting any investor assets or investments. It is important that you be alert to and fully comply with these requirements.
Among other things, you must use diligence in obtaining complete and accurate information about any prospective client or investor, particularly financial information, client and investor identity and “know your customer” suitability and anti-money laundering information, and you must follow all Firm procedures relating to conflicts review and clearance. You should also be aware that the Firm is prohibited by law from doing business with certain individuals, countries and governments. For example, the U.S. Department of the Treasury’s Office of Foreign Assets Control maintains lists of Specially Designated Nationals and Blocked  Persons (the “SDN list”) and of sanctioned countries and governments with whom the Firm is prohibited from doing business. In the U.K., the Bank of England maintains the Consolidated List for similar purposes.
B	ANTI-MONEY LAUNDERING
Perella Weinberg Partners is subject to far-reaching anti-money laundering (“AML”) and prevention of terrorism financing laws and regulations in the countries where we operate, including the USA PATRIOT Act, the U.K. Proceeds of Crime Act (2002) and the Canadian Proceeds of Crime (Money Laundering) Act. The laws and regulations of some countries may have extraterritorial effect; for example, the USA PATRIOT Act may apply when a portion of the activity occurs outside of the U.S. or the funds involved in the activity originated from outside the U.S. In addition, both the U.S. and U.K. governments maintain lists of “prohibited” persons and countries with whom the Firm is prohibited from conducting business. All new clients and investors will be subject to appropriate AML reviews.
AML laws and regulations generally apply to the activities of advising, arranging, accepting and/or assisting the laundering of proceeds from any crime. You are responsible, regardless of your job title or position, for being alert to indications of money laundering and for immediately reporting any suspicions. In the U.S. you should report your suspicions to the Firm’s U.S. AML Compliance Officer, and in the U.K. you should report your suspicions to the Firm’s Money Laundering Reporting Officer. Furthermore, “tipping off” a money launderer as to any suspicions that you have or failing to maintain required records may also be an offense punishable by law. Your failure to comply with applicable AML laws may subject you to disciplinary action, including termination of partnership or employment, to regulatory actions and to civil or criminal penalties.
The above discussion is intended as an overview only — for more detailed information regarding anti-money laundering rules and procedures, and how they apply to your own activities on behalf of the Firm, you should refer to the compliance manual applicable to the particular Firm entity for which you work.
C	SAFEGUARDING CLIENT AND INVESTOR INFORMATION
The Firm has in place safeguards designed to protect client and investor information, and it is the responsibility of each individual to protect client and investor information. For an understanding of these safeguards and of your responsibilities, you should refer to the Firm’s Global Policies on Use of Confidential Information and to Article II, Section J of this Code.
D	CLIENT AND INVESTOR CONFLICTS
Potential conflicts may arise between the interests of the Firm and its clients or investors and/or between the interests of two or more clients or investors of the Firm. You must at all times be alert to this possibility and contact your supervisor and/or Compliance whenever you become aware of such a potential conflict. It is imperative that we treat all of our clients and investors fairly and thus address and manage all potential conflicts.
For an understanding of client conflicts and your responsibilities, you should refer to the following: (i) the Firm’s Global Policies on Use of Confidential Information, (ii) the Firm’s new business acceptance policies and procedures and (iii) the compliance manual applicable to the particular Firm entity for which you work.
E	COMMUNICATIONS WITH CLIENTS, INVESTORS, AND THE PUBLIC
The form and manner of our communications with clients and investors, prospective clients and investors, and the public are to a large degree governed by the laws and regulations relevant to our various businesses. “Communications” may include emails, sales literature, offer and subscription letters and advertisements. They may also include activities by Firm personnel such as public speaking, articles, media interviews, industry conference presentations and teaching.
The following is intended as an overview only—the rules governing Firm communications are often specific and detailed and thus, in order to understand how they may apply to your own activities, you should refer to the compliance manual applicable to the particular Firm entity for which you work.
As a general rule, our communications should be clear, fair, and accurate, and should in no way mislead (whether by misstatement, omission or otherwise) or contain promises or exaggerated claims or projections. Our opinions should have a reasonable basis; our projections or forecasts should be identified as such; and the materials we send to clients and investors should include appropriate disclaimers and disclosure. You should also take care not to send to clients, investors or other third parties any materials marked “for internal use only.”
Many of our communications with clients and investors, prospective clients and investors, and the public must receive appropriate internal pre-approval prior to dissemination; and some communications may need to be pre-approved by a regulator. You should not send out any materials unless you have properly evaluated and considered whether any such pre-approval is necessary. Guidance on this topic is provided in the compliance manual applicable to the particular Firm entity for which you work.
There are also very specific regulatory requirements relating to the presentation of performance-related information, whether forward-looking or relating to past performance. All performance-related information should be reviewed in advance by your supervisor and Compliance.
Always bear in mind that communications intended for distribution in another country may be subject to the laws and regulations of that other country, and therefore you should seek appropriate guidance from Compliance.
You should also refer to Article II, Section J of this Code, for a discussion of our right to review, monitor, copy, record, access and, where appropriate, disclose to regulators and other outside parties your emails and other usage of the Firm’s information technology systems.
F	CLIENT AND INVESTOR COMPLAINTS
The Firm aims to resolve promptly and fairly any complaints that it may receive from clients or investors.
As a general matter and to facilitate prompt resolution, you must immediately bring to the attention of your supervisor and Compliance all complaints from clients or investors and any other client or investor complaint that could give rise to legal, regulatory or reputational issues. For guidance concerning the handling of client and investor complaints (and the documentation that must be retained relating to these complaints), you should refer to the compliance manual applicable to the particular Firm entity for which you work.
G	ANTITRUST AND COMPETITION
General Principle. Most countries (including the U.S., Canada, the U.K. and all European jurisdictions) have antitrust and competition laws prohibiting certain agreements and practices that restrict competition in the marketplace. It is the policy of Perella Weinberg Partners to comply with all such laws. Violations may expose the Firm to substantial fines, actions for damages and reputational harm. Individuals also face the threat of criminal sanctions (including imprisonment) for serious antitrust offenses.
Examples of Anti-Competitive Behavior. Certain types of agreements or practices between competitors or potential competitors are likely to be serious violations of antitrust or competition law in almost all countries. Examples include:

•	Price fixing – agreements with competitors regarding fees, commissions or spreads within a particular market, including the level and timing of price changes;
•	Market sharing – arrangements between competitors to “allocate” particular customers, territories or products;
•	Bid rigging/collusive tendering – where a supposedly competitive process for obtaining new business is subverted by arrangement between those bidding or tendering; and
•	Collective boycott – agreements between competitors not to do business with, or limiting the way business is done, with particular suppliers, clients or investors.
Note that “agreements” of the kind listed above need not be in writing — informal understandings and oral arrangements may also be considered “agreements.”
Communications with Competitors. The communication of commercially confidential information between competitors may well have illegal effects. Knowledge of a competitor’s costs, margins, pricing policies or intentions may result in anti-competitive alignment that is just as illegal as an express agreement. You should therefore be aware that antitrust sensitivities may arise out of:
•	Trade association meetings or statistical/data gathering exercises;
•	Benchmarking studies, even if coordinated by accounting firms or other independent agencies;
•	Informal/social contacts at industry gatherings or in the course of transactions; or
•	Confidential information arising out of your previous employment.
If a competitor or other third party tries to discuss subjects with you that raise antitrust or competition concerns, you should refuse to do so, terminate the conversation, and promptly report the matter to Compliance.
Raising Questions. The antitrust and competition laws are complex and thus no summary can address every issue or situation that may arise. If you have any doubts whether a particular invitation, proposal or conversation raises antitrust or similar concerns, you should first consult Compliance.
H	RECORD RETENTION AND FILE MAINTENANCE
The Firm is required by applicable laws and regulations (for example, rules of the SEC, FINRA the U.K.’s Financial Conduct Authority, IIROC, Canadian securities regulators, and relevant tax authorities) to create and retain certain books and records relating to the Firm’s business and to the activities of partners, officers and employees on behalf of the Firm. The Firm will from time to time issue guidelines concerning the record making and retention rules applicable to your activities on behalf of the Firm. In addition, you should refer to the compliance manual applicable to the particular Firm entity for which you work. If you are in any doubt as to whether a record should be made and/or retained for legal or regulatory purposes, you should contact Compliance.
The books and records of the Firm must accurately, fully and fairly reflect the true nature of each particular transaction represented, including all costs and expenses incurred in connection with such transaction. In particular, but without limitation, our books and records must allow us to prepare our financial statements in accordance with generally accepted accounting principles, and our financial statements must be legitimately reconcilable with such books and records. The falsification, concealment or improper destruction of financial records, travel and expense reports, or any other records of the Firm is a serious violation of this Code and may be a violation of law. You are expected to be open and fully cooperate with — and not to improperly influence or make false or misleading statements to – any person involved in our legal, compliance or financial reporting tasks, in particular our auditors and legal counsel.
Records that are required to be created and retained for legal and/or regulatory purposes are to be distinguished from files that are maintained for ordinary business purposes, for example, drafts of transaction documents. In general, files (to the extent that they do not contain records required to be created and retained for legal and/or regulatory purposes) should be reviewed upon completion of the relevant matter to ensure that an appropriate record of the matter is preserved. From time to time, you will be provided further guidance regarding the maintenance of files containing documents and information that are not required to be retained for legal and/or regulatory purposes but that we may want to retain for ordinary course business purposes.
Without limiting any specific requirement, you should exercise care in creating records and other documents (such as email), as they may be retained for significant periods of time and relied upon or interpreted by the Firm and others.
Even if Firm policy or guidelines would normally permit the discarding of particular documents or records, you are prohibited from destroying or altering any documents or records, electronic or hardcopy, that are subject to a subpoena or other legal process or that are potentially relevant to a pending, threatened or reasonably foreseeable litigation, government investigation or proceeding, subpoena, lawsuit or regulatory investigation or inquiry, even if the documents or records have not yet been requested. Anyone who fails to comply with this requirement may be subject to termination of partnership or employment and may face civil or criminal prosecution.
I	LITIGATION AND LEGAL PROCESSES
You must immediately notify Compliance if you receive a summons, complaint, subpoena or other form of legal process involving Perella Weinberg Partners, or if you become aware of possible legal action or of a governmental or regulatory investigation involving the Firm. This will allow the Firm sufficient time to respond or take other appropriate action. Generally, only partners and Compliance may accept subpoenas and other forms of legal process served on the Firm.

You may not initiate or participate in any legal action on behalf of the Firm without first obtaining the approval of Compliance.
J	BUSINESS CONTINUITY
The Firm has adopted Business Continuity Plans to assist us in responding to any significant disruption of our business. You will be provided with a copy of the plan for your location and business.
The Plan provides the names, mobile phone numbers and email addresses of the persons you should contact in the event of a significant business disruption. This will allow you (i) to notify the Firm of your location and any new contact information, and (ii) to obtain instructions regarding the temporary business locations of the Firm and other relevant information regarding the Firm’s operations.

ARTICLE V. REGULATORS AND GOVERNMENT OFFICIALS

A	DEALINGS WITH REGULATORS AND GOVERNMENT AGENCIES
It is the policy of Perella Weinberg Partners to maintain an open, positive and cooperative relationship with its regulators and government agencies. We aim:
•	to demonstrate a high standard of compliance with legal and regulatory requirements;
•	to assure them that the Firm’s business is prudently managed with integrity and skill and that the interests of our clients and investors are properly protected;
•	to comply with all regulatory reporting and notification requirements;
•	to keep them properly informed of the Firm’s activities; and
•	to maintain a constructive dialog with them.
Only Compliance and other designated persons (e.g., persons performing specific regulatory, anti-money laundering or financial functions) may initiate contact with regulatory authorities or government agencies on behalf of the Firm (other than contacts of a commercial nature or as you may otherwise be authorized by the Firm in connection with a particular transaction). If you are contacted by or receive any communication from a representative of a regulatory authority or government agency, you should (citing this policy) not speak with that person yourself and instead refer that person to Compliance and immediately notify Compliance.
All disclosures and filings made on behalf of the Firm to the Securities & Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), the Financial Conduct Authority (FCA), the Investment Industry Regulatory Organization of Canada (IIROC) and other regulators or government agencies must be fair, accurate, timely and not misleading.
You should also refer to Article V, Section E of this Code.
B	U. S. Foreign corrupt practices act and other anti-bribery laws
General Principle. The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits bribery or corruption of foreign government officials, whether directly or through agents, consultants or other third parties. U.S. law also prohibits the bribery or corruption of U.S. government officials. The laws of most other countries also prohibit the bribery and corruption of their own government officials. Perella Weinberg Partners personnel must therefore obtain the prior written approval of Compliance before offering or providing anything of value to a government official, including gifts or business entertainment, and must follow the procedures described below before initiating a relationship with a business partner, agent, consultant or other third party that may deal with a government official on behalf of the Firm.

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The FCPA prohibits a company (or a person acting on its behalf) from offering or providing something of value to a “foreign government official” (or a family member of such official) in order to influence the official’s decision-making, to cause the official to use his or her influence with the government, or otherwise to secure an improper advantage. Gifts and business entertainment may, under certain circumstances, be improper.

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Under the FCPA, a “foreign government official” means (i) an official of a foreign country or public international organization, (ii) a foreign political party or official thereof, or (iii) any candidate for political office of a foreign country. Directors, officers, employees and other personnel of government-owned or controlled companies are considered “foreign government officials” for purposes of the FCPA.

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The FCPA also prohibits payments to business partners, agents, consultants or other third parties where it is known, or should be known, that a foreign government official will ultimately receive an improper benefit.

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The FCPA generally allows for the payment of reasonable and bona fide expenditures of a foreign government official (for example, travel and living expenses) directly related to promoting or showing a company’s products or services or to the execution or performance of a contract with a foreign government, provided the expenditures are permissible under local law and not intended to influence the official’s decision-making.

•	The U.S. and most other countries also have laws prohibiting bribery or corruption of their own government officials.
•	Violations of the FCPA or of these other laws may result in criminal penalties.
You must obtain the prior written approval of Compliance before offering or providing anything of value to a government official, including gifts, business entertainment, the payment of travel and living expenditures, and so-called “facilitation payments” (i.e., payments made to low-level government officials to expedite or secure routine administrative action). This includes providing anything of value to a third party where the government official is likely to derive value, for example, giving a gift to a close family member or providing a suggested donation to a charity favored by the official.
Before initiating a relationship with a business partner, agent, consultant or other third party that may deal with a government official on behalf of the Firm, you must conduct due diligence (in the manner prescribed by Compliance) on that third party and must enter into a written agreement (in the form approved by Compliance) with that third party. It is the responsibility of the person initiating any such relationship on behalf of the Firm to monitor that relationship to determine whether the conduct of the third party is consistent with the FCPA and similar laws.

All payments (including those to government officials) must be clearly, fairly and accurately reflected on the books and records of the Firm.
Related Policies. You should also refer to Article II, Section F of this Code and to Article V, Section E of this Code.
C	Anti-Kickback Act
The Anti-Kickback Act of 1986 prohibits those involved in government contracting from offering, accepting or attempting to accept inducements for favorable treatment in awarding contracts for materials, equipment or services of any kind. The Act applies to prime contractors and subcontractors at any level under U.S. government contracts. The Act imposes severe criminal penalties on anyone who knowingly engages in the prohibited conduct (either by giving, offering, accepting, or soliciting a kickback). A kickback is defined broadly to include any money, fee, commission, credit, gift, gratuity, thing of value, or compensation of any kind which is provided, directly or indirectly. If you suspect that a violation of the Act may be taking place, you should promptly report the matter to Compliance.
D	False Claims Act
The civil False Claims Act establishes liability for any person who knowingly presents or causes to be presented a false or fraudulent claim to the U.S. Government. A false claim can include overcharging for a product or service, fraudulently reporting results, underpaying money owed to the Government and charging for one thing or service while providing another. The Act imposes severe civil penalties which could result in individuals and/or the Firm paying three times the amount of damages sustained in claim, and which could limit future business with the Government. The Firm prohibits employees from engaging in any behavior that would result in a violation of the Act, and requires any employee having knowledge of such a violation to report it immediately.
All requests or demands for payment made on behalf of the Firm pursuant to any contract or business agreement shall truthfully and accurately reflect the value of the goods or services provided. Under no circumstances may an employee make a false claim. Any claims that are false, fraudulent or otherwise deceitful may subject the Firm, and/or the individual to severe penalties.
Any Firm partner or employee who learns of a potential violation of the False Claims Act shall report the matter promptly to Compliance.
Statements and Certifications. All statements, representations, and certifications made on behalf of the Firm, whether written or oral, shall be accurate, truthful, and timely. Under no circumstances may an employee make a false or misleading statement, representation, or certification. Any statements that are false, fictitious, or fraudulent or contain materially false, fictitious, or fraudulent statements or entries, may subject the Firm, and/or the individual making the statement, to criminal, civil, and administrative liability.

E	POLITICAL CONTRIBUTIONS AND ACTIVITIES; LOBBYING
General Principle. Political contributions, lobbying and other political activities are subject to strict laws and therefore any political contributions or activities by the Firm must be approved in advance by Compliance. Subject to the limitations described below (see Article V, Section F of this Code), you may make personal political contributions and engage in personal political activities that do not involve the Firm, provided that such contributions or activities comply with all applicable laws and regulations.
•	“Political contribution” means a contribution to any political party, candidate for public office, or political cause.
•
Statement of Policy. No political contribution may be made on behalf of the Firm, and no political activity may be engaged in by the Firm, without the prior written approval of Compliance. This prohibition covers “in-kind” contributions, i.e., contributions of Firm property, services or other assets, including work time spent on political activities.

•	No Reimbursement. Under no circumstances may the Firm reimburse you for political contributions made with your own funds.
•
“Lobbying activity” means an effort or attempt to influence (i) legislative activity by any legislature or (ii) rulemaking or other decision-making by the executive branch of government. Engagement in lobbying activity may trigger registration and reporting requirements for a company and/or any agents or representatives it engages in connection with this activity. The U.S. government and many U.S. states and municipalities also include within their definitions of ‘lobbying activity” efforts to influence their decisions to enter into commercial contracts or financial arrangements. Consequently, commercial or financial dealings with a government agency may trigger registration and reporting requirements.

•
Statement of Policy. Before engaging in any lobbying activity on behalf of the Firm (including any dealings with a government agency regarding commercial or financial matters), and before engaging an agent or representative in connection with any such activity, you must consult with Compliance to determine whether any registration, reporting or other rules may apply.

F	Personal Political Contributions and Activities
It is the Firm’s policy not to influence its personnel, directly or indirectly, to make any political contribution or to engage in political activities.
The Firms’ Political Contributions Policy states:
One of the objectives of Perella Weinberg Partners’ Code of Conduct is to ensure that conflicts of interest do not arise as a result of any cash or in-kind contributions made, directly or indirectly, by personnel of the Firm. Contributions made to certain political campaigns may raise potential conflicts of interest because of the ability of office holders to direct business to the Firm. For example, contributions to any person currently holding a city, county or state treasurer position, or any candidate running for these offices, may raise these types of concerns. As a result, the Firm’s personnel may not make any contributions (in cash or in kind) to any person currently holding a position with any State or local government (including any subdivisions thereof) or to any person campaigning for these types of positions. This Policy also applies to the spouses of Firm personnel and to persons being asked or directed to make contributions by or on behalf of Firm personnel. Notwithstanding these prohibitions, Firm personnel may make, after providing disclosure and receiving written approval from Compliance, a contribution to any person currently holding a position with any State or local government (including any subdivision thereof), or to a person running for this type of position; provided that such Firm personnel is entitled to vote for such candidate in an election, and the amount of any contribution does not have any impact on the businesses activities of the Firm and does not exceed U.S. $250. Firm Personnel may also make contributions to candidates for U.S. federal office (provided that the candidate does not hold a state or local office while running for federal office), or to one of the six national party committees (the six national party committees are the Democratic National Committee, the Republican National Committee, the Democratic Senatorial Campaign Committee, the National Republican Senatorial Committee, the Democratic Congressional Campaign Committee and the National Republican Congressional Committee). Pre-approvals for any such contributions may be made via forms available from Compliance or via the ComplySci system.
Note also that political contributions, even if made with your own personal funds, may not be made for a prohibited purpose under the U.S. Foreign Corrupt Practices Act (see Article V, Section B of this Code) or other law – if you have any questions in this regard, please consult Compliance.
MSRB Rule G-37 generally prohibits U.S. broker-dealers, such as Perella Weinberg Partners LP (the Firm’s U.S. broker-dealer), from doing business with a U.S. state or municipality for two years after the Firm or a member of its professional staff makes a political contribution to an official (or candidate for office) of that state or municipality. In addition, the laws of some U.S. states and localities prohibit the Firm and certain of its personnel (and, in some cases, family members of its personnel) from making political contributions if the Firm seeks to be, or has been, selected to provide services to or enter into a contract with one of those states or localities.
As also explained in Article II, Section E of this Code, you may not serve or seek to serve in a public or civic office, whether elected or appointed, or in a formal position on a campaign committee, unless you obtain the prior written approval of your supervisor and Compliance.
Related Policies. As stated in Article II, Section F of this Code, and in Article V, Sections B of this Code, you must consult with and obtain the prior written approval of Compliance before offering payments, gifts and business entertainment, or anything else of value to government officials, including officials of state-owned or controlled commercial enterprises.

ARTICLE VI. RAISING CODE OF CONDUCT AND OTHER COMPLIANCE ISSUES
General Principle. The Firm takes very seriously breaches of the Code, Firm policies and procedures and relevant laws and regulations. The Code and certain of these policies and procedures expressly require Firm personnel to report potential violations to a supervisor and/or the applicable Chief Compliance Officer listed on Schedule 1 to this code (“CCO”). Failure to report any actual or suspected violations is itself a violation of the Code that may, except as limited by the Whistleblower Rules (as defined below), subject you to disciplinary action.
The SEC has adopted a series of rules which require the SEC to pay awards, subject to certain limitations and conditions, to whistleblowers who provide the SEC with original information about possible violations of the U.S. Federal securities laws (“Whistleblower Rules”). The Whistleblower Rules explain the procedures that individuals must follow in order to be eligible for an award. The Whistleblower Rules provide both financial incentives and job protection for individuals who report violations of the Federal securities laws to the Commission. Specifically, Section 21F of the Exchange Act contains anti-retaliation provisions that prohibit employers from taking various actions in response to lawful acts taken by whistleblowers. These provisions also provide employees with a private right of action against their employers for suspected retaliation. Other jurisdictions, including the United Kingdom, have laws that protect whistleblowers.
The Firm recognizes that, while the Whistleblower Rules provide incentives for a “whistleblower,” as defined in Rule 21F-2, to utilize his or her companies’ internal compliance and reporting systems when appropriate, the Whistleblower Rules do not include a requirement that a whistleblower report violations internally prior to reporting such violations to the SEC. The Firm also understands that a whistleblower will be eligible for the anti-retaliation provisions afforded by Section 21F(h)(1) of the Exchange Act under the circumstances described in Rule 21F-2(b) whether or not such whistleblower satisfies the requirements, procedures and conditions to qualify for an award under the Whistleblower Rules. Accordingly, as a matter of policy, neither the Firm nor any of its personnel shall engage in any retaliatory activities in response to any report made in good faith by personnel with respect to possible violations of the Federal securities laws to which the Firm is subject, whether such reports are made internally or externally to regulatory authorities.2
Escalation Procedures. In the event that, you become aware of any conduct that you believe is a potential breach of the Code, Firm’s policies and procedures and relevant laws and regulations or is otherwise improper or unlawful, or where the health or safety of any person is at risk, you should promptly and accurately (based on the information available at that time) report any such conduct in accordance with the normal chain of supervisory responsibility within the relevant business unit or division. In most cases, this means that you would report a matter to

2 For purposes of this policy, “retaliatory activities” shall mean any activities taken by the Firm or its personnel in response to the activities of a whistleblower described in Section 21F(h)(1) of the Exchange Act involving the discharge, demotion, suspension, threatening, harassment of such whistleblower, directly or indirectly, or the discrimination against such whistleblower in the terms and conditions of his or her employment because of any lawful act done by the whistleblower.

your direct supervisor. Your supervisor should then promptly and accurately (based on the information available at that time) report the matter to the relevant CCO. If a violation involves a CCO or the General Counsel, Personnel may report any such violation to the CEO.
In the absence or unavailability of any person within the chain of responsibility, the reporting person should report to the next person in line. Further, as may be necessary and appropriate under exigent circumstances, a reporting person may “skip” the next person in line. However, to the extent the issue is not immediately resolved, the subordinate should keep his or her supervisor informed about what has been reported.
If you believe that it would be futile or otherwise ineffective to report a particular matter in accordance with the normal chain of responsibility within the relevant business unit or division, or if a reporting person believes that appropriate action has not been taken regarding the matter, such person should report the matter directly to a CCO.
The relevant CCO will document as appropriate potential compliance matters reported to him or her pursuant to these procedures (and the ultimate disposition thereof). If, upon the conclusion of an internal investigation that results in a finding of a material violation of any Federal or state securities laws, the relevant CCO shall consult with counsel in an effort to determine whether self-reporting of such violation is necessary and/or recommended.
As discussed above, neither the Firm nor any of its personnel shall engage in any retaliatory activities in response to any report of Federal securities laws made in good faith by you, and we will endeavor to keep your identity confidential, except as otherwise dictated by law or by the nature of your complaint and our need to investigate the matter. Firm personnel are expected to cooperate with any inquiry or investigation resulting from a report of misconduct, and failure to cooperate is a violation of the Code that may subject you to disciplinary action.
If you have any questions about how to proceed in a particular situation, do not hesitate to seek guidance from your supervisor and/or Compliance.

SCHEDULE 1: CHIEF COMPLIANCE OFFICER
The following individuals are the Chief Compliance Officer for the business units listed next to their respective names:
Katy Foster	Perella Weinberg Partners UK LLP (advisory) Perella Weinberg Partners Europe LP (advisory) Perella Weinberg Partners Capital Management Europe LLP (asset management)
Andrew Siegel	Perella Weinberg Partners LP (advisory) Perella Weinberg Partners Group LP TPH Asset Management, LLC (asset management) Perella Weinberg Partners Capital Management LP (asset management)
Ed Balsmann	Tudor, Pickering, Holt & Co. Securities, Inc. Tudor, Pickering, Holt & Co. Advisors, LLC Tudor, Pickering, Holt & Co. Securities – Canada, ULC Tudor, Pickering, Holt & Co. International, LLP

SCHEDULE 2:
COMPLIANCE ACKNOWLEDGEMENT AND UNDERTAKING
I acknowledge that I have received and reviewed the Global Code of Business Ethics and Conduct of Perella Weinberg Partners, the Compliance Manual of the Perella Weinberg Partners entity for which I work, the Global Policies on Use of Confidential Information and related policies (together, the “Policies”), including but not limited to the provisions relating to personal conflicts of interest, confidential information, personal trading accounts, outside activities, gifts and business entertainment and anti-money laundering.
I am familiar with the Policies and I agree to abide them, as they may be amended from time to time and subsequently provided to me. I understand that I will be required annually to certify my compliance with the Policies. I will raise with my supervisor and/or Compliance any questions that I may have regarding the contents of the Policies or my responsibilities as outlined therein.
I also agree to cooperate with any inquiry or investigation undertaken by the Firm relating to a matter addressed in the Policies. In addition, I agree to comply and co-operate fully with all instructions, directions, requirements or requests properly made or imposed by or on behalf of the SEC, FCA, FINRA, IIROC or other regulator or government authority, including, but not limited to, a requirement to make myself readily available for the purposes of, and truthfully to answer all questions put to me in the course of, an inspection, investigation or any process or proceeding under the supervision or enforcement authority of such regulator.
In addition, I hereby acknowledge and agree that the Firm owns all intellectual property (as set forth in Article II, Section I of the Code), and to the extent that any such intellectual property vests in me, I assign all rights, title and interest to such intellectual property to the Firm.
I understand that any failure by me to comply with the Policies, or with this acknowledgement and undertaking, may subject me to disciplinary action, including termination of partnership or employment, to regulatory actions and to civil or criminal penalties. I further understand that my failure to report an actual or suspected violation of the Policies would itself be a violation of the Policies and could subject me to disciplinary action.
Acknowledged and agreed:
Print Name:

Signature:

Title:

Date:
PLEASE RETURN YOUR SIGNED AND DATED ACKNOWLEDGEMENT AND UNDERTAKING TO LEGAL & COMPLIANCE NO LATER THAN 10 DAYS AFTER YOUR DATE OF HIRE.
(This Acknowledgement may be completed via the ComplySci system.)

SCHEDULE 3:
POLICIES ON USE OF SOCIAL MEDIA
Perella Weinberg Partners Group LP and its affiliated companies (herein referred to as “Perella Weinberg Partners” or the “Firm”) recognize that the Internet provides unique opportunities to participate in interactive discussions and share information on particular topics using a wide variety of social media, such as Facebook, Twitter, LinkedIn, blogs and wikis. However, the use of social media can pose risks to a company’s confidential and proprietary information, can expose the employers to claims of sexual or racial harassment, and can jeopardize the Firm’s compliance with business rules and laws, including applicable SEC and FINRA rules.
To minimize these business and legal risks, to avoid loss of productivity and distraction from job performance and to ensure that the Firm’s IT resources and communications systems are used appropriately as explained below, the Firm expects all Personnel to adhere to the following guidelines and rules regarding use of social media (the “Social Media Policies”), as well as generally to participate responsibly in social media.
These policies are not intended to preclude or discourage discussions among Personnel about wages, terms and conditions of employment or other legally protected or required activities.
Compliance With Related Policies and Agreements
All of the Firm’s other policies that might apply to use of social media remain in full force and effect. In particular, you are expected to adhere to the Firm’s Global Code of Business  Ethics and Conduct (the “Code”), including, without limitation, Article II, Section J of the Code relating to use of Information Technology Systems and Article II, Section K of the Code relating to Communications with the Media. Additionally, you are expected to adhere to the relevant policies of your particular business unit that may apply to the use of social media, such as policies relating to disclosures to investors or clients and policies on marketing to, or communicating, with third parties.
Social media should never be used in a way that violates any other Perella Weinberg Partners policy or employee obligations. If your social media activity would violate any of the Firm’s policies in another forum, it will also violate them in an online forum. For example, Personnel are prohibited from using social media to:
1.	Violate Firm’s IT resources and communications systems policies.
2.	Violate Firm’s confidentiality and proprietary rights policies.
3.	Circumvent Firm’s ethics and standards of conduct policies.
4.	Engage in unlawful harassment.

5.	Circumvent policies prohibiting unlawful discrimination against current Personnel or applicants for employment.
6.	Violate Firm’s privacy policies (for example, never access private password protected sites of co-workers without permission).
7.
Violate any other laws or ethical standards (for example, never use social media in a false or misleading way, such as by claiming to be someone other than yourself, or by creating an artificial “buzz” around the Firm’s business).

Personnel should never provide references or recommendations for other current or past Personnel on social or professional networking sites, as such references or recommendations can be attributed to the Firm and create legal liability for the Firm.
Personnel who violate these Social Media Policies may be subject to discipline, up to and including termination of employment.
Personal Use of Social Media
We recognize that Personnel might work long hours and occasionally may desire to use social media for personal activities at the office or by means of the company’s computers, networks and other IT resources and communications systems. We authorize such occasional use so long as it does not involve unprofessional or inappropriate content and does not interfere with your employment responsibilities or productivity. Circulating or posting commercial, personal, religious or political solicitations, chain letters, spam or promotion of outside organizations unrelated to company business are also prohibited while utilizing the company’s computers, networks and other IT resources and communications systems.
Business Use of Social Media
You are prohibited from posting messages or engaging in interactive communications (i.e., participating in discussions or sending messages or emails through or on social media sites) on any Internet site pertaining to the business of the Firm, including LinkedIn or other professional electronic networks (“Professional Networking Sites”), unless you receive prior written approval from the Head of Communications. You may, however, make limited reference to your affiliation with the Firm on Professional Networking Sites. You should review your existing social media accounts to confirm they are in compliance with these policies.
Reviewing and Monitoring of Systems
You are reminded that the Firm’s IT Systems are the property of the Firm. The Firm may, at its discretion monitor the use of Professional Networking Sites and other social media sites by Personnel for compliance with this Social Media Policy. As provided in Article II, Section J of the Code, by using the Firm’s information technology systems, all users (Firm personnel and others) are deemed to have consented to such monitoring; and you should not expect, nor do you have any right to, privacy with respect to your use of the Firm’s information technology systems.

Guidelines for Responsible Use of Social Media
The above material covers specific rules, policies and contractual obligations that Personnel must follow in using social media, whether for personal or business purposes, in consideration of their employment and subject to discipline for violations. The following sections of the policy provide Personnel with common-sense guidelines and recommendations for using social media responsibly and safely, in the best interests of Perella Weinberg Partners. These guidelines reflect the “duty of loyalty” every employee owes its employer, and are intended to add to, not contradict, limit or replace, applicable rules, policies, legal requirements, legal prohibitions and contractual obligations.
Duty of Loyalty. Make it clear in your social media activity that you are speaking on your own behalf. Write in the first person and only use your personal e-mail address when communicating via social media. Never post anonymously to social media sites when your post could be attributed to the Firm, its clients, investors, partners, suppliers, vendors or other stakeholders. Anonymous posts can be traced back to the original sender’s email address.
You are personally responsible for what you communicate in social media. Remember that what you publish might be available to be read by the general public (including the Firm, future employers and social acquaintances) for a long time. Keep this in mind before you post content.
If you disclose your affiliation as Personnel of Perella Weinberg Partners, it is recommended that you also include a disclaimer that your views do not represent those of your employer. For example, consider such language as “the views in this posting do not represent the views of my employer.”
Use good judgment about what you post and remember that anything you say can reflect on Perella Weinberg Partners, even if you do include a disclaimer. Always strive to be accurate in your communications about Perella Weinberg Partners and remember that your statements have the potential to result in liability for yourself or the Firm. Perella Weinberg Partners encourages professionalism and honesty in social media and other communications.
Respect Intellectual Property and Confidential Information. The Firm’s Global Policies on Use of Confidential Information restrict the use and disclosure of the Firm’s confidential information and intellectual property (see above). Beyond these mandatory restrictions, you should treat the company’s valuable trade secrets and other confidential information and intellectual property accordingly and not do anything to jeopardize them through your use of social media. In addition, you should avoid misappropriating or infringing the intellectual property of other companies and individuals, which can create liability for yourself and for the Firm.
To protect yourself and the company against liability for copyright or trademark infringement, where appropriate, reference sources of particular information you post or upload and cite them accurately. If you have any questions about whether a particular post or upload might violate the copyright or trademark of any person or company (outside of “fair use” exceptions), ask the Legal Department before making the communication.

Respect and Comply With Terms of Use of All Sites You Visit. Do not expose yourself or the Firm to legal risk by using a social media site in violation of its terms of use. Review the terms of use of all social media sites you visit and ensure your use complies with them. Pay particular attention to terms relating to:
1.
Prohibitions or restrictions on the use of the social media site, including prohibitions or restrictions on use for advertising, marketing and promotions or other commercial purposes (for example, Facebook’s Statement of Rights and Responsibilities (its terms of use) prohibit businesses from administering promotions through Facebook without Facebook’s prior written consent).

2.
Ownership of intellectual property used on, or information collected or generated through use of, the site (for example, any of the company’s copyrighted material and trademarks that might be posted on the site, or customer information the company collects through the site).

3.	Requirements for licenses or other grants allowing use by the site owner and other third parties of the company’s trademarks or other intellectual property.
4.	Privacy rights and responsibilities of the site owner and users.
Respect Others. Do not post anything that would violate the Firm’s respect for the individual, equal opportunity, non-discrimination and anti-harassment policies contained in Article II, Section H of the Code.